EXHIBIT 99.2

For Immediate Release: August 2, 2010

Occidental Petroleum Names James M. Lienert Executive Vice President and
Chief Financial Officer

•	Previously Served as Oxy Executive Vice President Finance and Planning
•	Reports to Steve Chazen, Oxy President and Chief Operating Officer

LOS ANGELES, July 27, 2010 -- Occidental Petroleum Corporation (NYSE:OXY) announced today that James M. Lienert has been named Executive Vice President and Chief Financial Officer, effective August 15.
Mr. Lienert reports to Oxy President and Chief Operating officer Stephen I. Chazen who has served as CFO since 1999.
“Jim Lienert, our new Chief Financial Officer, has held a series of positions with the company that have given him a deep understanding of both the financial and operational aspects of our business. Jim is a person of high personal integrity. I join the Board of Directors in congratulating him on this well deserved promotion,” said Mr. Chazen.
Mr. Lienert served as Occidental Petroleum Corporation Executive Vice President, Finance and Planning since 2006. Reporting to him in the role was the accounting function, as well as supply chain, information technology and planning.
Previously, Mr. Lienert served as President of Occidental Chemical Corporation (OxyChem). He joined OxyChem in 1974 and held a series of increasingly senior positions, culminating in his appointment as OxyChem President in February 2004.
Mr. Lienert holds a Bachelor of Science in Accounting and an MBA from the State University of New York at Buffalo. He is a Certified Public Accountant in the state of Texas.
About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

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Contacts:
Occidental Petroleum Corporation
Media
Richard S. Kline
richard_kline@oxy.com
310-443-6249

Or

Investors
Chris Stavros
chris_stavros@oxy.com
212-603-8184

Or on the web:

www.oxy.com

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